Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS.  THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE HOLDER AND THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION.

WARRANT TO PURCHASE COMMON STOCK
OF
CALDERA PHARMACEUTICALS, INC.

Date of Issuance:  __________, 2011                                                                                     Number of Warrant: WC- _____

THIS WARRANT (“Warrant”) certifies that, for value received,  _____________, a/an individual or corporation, or its permitted assigns registered on the books (collectively, the “Holder”) of Caldera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), having its principal place of business at 278 DP Road Suite D, Los Alamos, NM 87544, is entitled to purchase at any time during the Exercise Period (as defined below), _____________ whole shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price per share equal to $5.70  (the “Exercise Price”).

This Warrant is issued pursuant to, and is subject to the terms and conditions of a Series A Convertible Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated ____________ between the Company and Holder, a copy of which is attached hereto as Exhibit A.  Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1. Exercise.

1.1 Manner of Exercise. Pursuant to the terms and conditions set forth in this Warrant, the Holder may exercise this Warrant at any time during the Exercise Period, at the option of the Holder, upon surrender of this Warrant to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit B, and payment of an amount equal to the Exercise Price multiplied by the number of Warrant Shares to be exercised.  Subject to Section 1.2, in the case of exercise of less than all the Warrant Shares represented by this Warrant, the Company shall cancel this Warrant upon the surrender thereof and shall execute and deliver a new warrant for the balance of such Warrant Shares.

1.2 Effective Time of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 above.  At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 1.4 below shall be deemed to have become the holder or holders of record of the Warrant Shares for which this Warrant has been exercised.

1.3 Delivery to Holder.  As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty days thereafter, the Company will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

1.4 a certificate or certificates for the Warrant Shares to which such Holder shall be entitled, and

1.5 in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise.

2. Exercise Period.  The “Exercise Period” means a period beginning on the date of issuance and ending on the fifth anniversary thereof, or if such ending date shall be a holiday or a day on which banks are authorized to close, then the next following date which is not a holiday or a day on which banks are not authorized to close (the “Termination Date”).  If the Holder does not exercise this Warrant with respect to all Warrant Shares during the Exercise Period, if any, this Warrant will automatically expire on the Termination Date.
3. Agreement of Holder.  The Holder acknowledges that this Warrant and the Warrant Shares represented by this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws and accordingly that they will not be transferred or sold except pursuant to (i) an effective registration statement or qualification under the Securities Act or any applicable state securities law, or (ii) an opinion of counsel, satisfactory to the Company and Company’s counsel, that such registration and qualification are not required.

4. Loss or Mutilation.  Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant, the Company shall execute and deliver in lieu thereof a new warrant representing an equal number of Warrant Shares.

5. Adjustment of Exercise Price and Number of Warrant Shares.  The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

5.1 Splits, Combinations, Reclassifications.  If, during the Exercise Period, the Company (i) subdivides its outstanding shares of Warrant Shares through stock split or otherwise, or (ii) combines its outstanding shares of Warrant Shares into a smaller number of shares of Warrant Shares, then the number and/or nature of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which Holder would have owned or have been entitled to receive after the happening of any of the events described above, had this Warrant been exercised immediately prior to the effective date of such event or any record date with respect thereto.  Upon each adjustment in the number of Warrant Shares purchasable hereunder pursuant to this Section 5.1, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted, as determined in good faith by the Board of Directors of the Company.

5.2 Notice of Capital Changes.  If at any time the Company shall effect any of the events described in Section 5.1 or any Additional Issuances described in Section 5.2 above, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases, the Company shall give the Holder written notice, by registered or certified mail, postage prepaid, of the date on which (i) a record shall be taken for such dividends, distributions and the like, (ii) the Additional Issuances shall close, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such written notice shall be given at least ten days prior to the relevant event.

5.3 Certificates of Adjustments.  Whenever the Exercise Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to this Section 5, the Company shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed, by first class mail, postage prepaid, to the Holder.

6. No Rights as Shareholder.  Until the exercise of this Warrant, the Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.  This Warrant shall not be deemed to confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, in respect of any matters whatsoever, prior to the exercise hereof.

7. Transfers.

7.1 Unregistered Security.  Each holder of this Warrant acknowledges that this Warrant and the Warrant Shares of the Company have not been registered under the Securities Act or any applicable state securities law, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (i) an effective registration statement under the Securities Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required.  Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.  The foregoing notwithstanding, Holder may transfer this Warrant for bona fide estate planning purposes in which no consideration is paid for such transfer, either during Holder’s lifetime or on death, by will or intestacy, to Holder’s spouse, children, parents, or siblings, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are wholly owned by, Holder or any such family members, provided that Holder shall deliver prior written notice to the Company of any such transfer and this Warrant shall at all times remain subject to the terms and restrictions set forth in this Agreement and each transferee, shall, as a condition to such transfer, deliver a counterpart signature page to the Purchase Agreement as confirmation that such transferee shall be bound by all the terms and conditions thereof.

7.2 Transferability.  Subject to the provision of Section 7.1 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, only upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit C hereto) at the principal office of the Company.

7.3 Warrant Register.  The Company will maintain a register containing the names and addresses of the Holders of this Warrant.  Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.  Any Holder may change such Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

8. Fractional Shares.  Notwithstanding that the number of Warrant Shares purchasable upon the exercise of this Warrant may have been adjusted pursuant to the terms hereof, the Company shall nonetheless not be required to issue fractions of shares upon the exercise of the Warrants or to distribute certificates that evidence fractional shares nor shall the Company be required to make any cash payments in lieu thereof upon exercise of the Warrants.  Holder hereby waives any right to receive fractional shares.

9. Notices.  Except as otherwise expressly provided herein, all notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or United States mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed (i) if to a Holder, to the address appearing on the books of the Company, or at such other address as the Holder shall have furnished to the Company in writing, or (ii) if to the Company, at 278 DP Road Suite D, Los Alamos, NM 87544, attention: Chief Financial Officer; or at such other address as the Company shall have furnished to the Investor in writing.

10. Successors and Assigns.  This Warrant shall be binding on and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective parties.

11. Amendment or Waiver.  Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the Holders of at least a majority in interest of the then-outstanding Warrants. Any amendment or waiver affected in accordance with this Section 11 shall be binding upon the Company, the Holders of the Warrants and each transferee of a Warrant.

12. Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

13. Severability.  If any provision of the Warrant is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of the Warrant shall not in any way be affected or impaired thereby and the Warrant shall nevertheless be binding between the Company and the Holder.

14. Headings. The descriptive headings in the Warrant are inserted for convenience only and do not constitute a part of the Warrant.

15. Entire Agreement.  This Warrant and the Purchase Agreement constitute the full and complete agreement of the parties with respect to the subject matter hereof, and supersede any prior agreements between the parties with respect thereto.

[Signature on following page]

IN WITNESS WHEREOF, this Warrant has been executed as of ________________, 2009.

CALDERA PHARMACEUTICALS, INC. a Delaware corporation By: __________________________ Name: __________________________ Title: __________________________

EXHIBIT A

SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

EXHIBIT B

NOTICE OF EXERCISE

To:  Caldera Pharmaceuticals, Inc.

The undersigned, pursuant to the provisions set forth in the attached Warrant No. _____, hereby irrevocably elects to purchase _______ shares of Common Stock of the Company covered by such Warrant and herewith makes payment of $_________, representing the full purchase price for such shares at the price per share provided for in such Warrant.

Date: ____________________
____________________________ Name of Holder ____________________________ Signature ____________________________ Address ____________________________ ____________________________

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock of the Company covered thereby set forth below, unto:

Name of Assignee:                               __________________________
Address of Assignee:                          __________________________
 __________________________
Facsimile Number:                                 __________________________
No. of Shares:                                        __________________________